EXHIBIT A

Directors and Executive Officers of CenterPoint Energy, Inc.

Name	Principal Occupation	Citizenship
Scott M. Prochazka	President, Chief Executive Officer and Director	United States
Milton Carroll	Executive Chairman of the Board of Directors	United States
Leslie D. Biddle	Director	United States
Scott J. McLean	Director	United States
Martin H. Nesbitt	Director	United States
Theodore F. Pound	Director	United States
Susan O. Rheney	Director	United States
Phillip R. Smith	Director	United States
John W. Somerhalder II	Director	United States
Peter S. Wareing	Director	United States
William D. Rogers	Executive Vice President and Chief Financial Officer	United States
Kristie Colvin	Senior Vice President and Chief Accounting Officer	United States
Tracy B. Bridge	Executive Vice President and President, Electric Division	United States
Scott E. Doyle	Senior Vice President, Natural Gas Distribution	United States
Joseph J. Vortherms	Senior Vice President, Energy Services	United States
Dana C. O’Brien	Senior Vice President, General Counsel and Assistant Corporate Secretary	United States
Susan B. Ortenstone	Senior Vice President and Chief Human Resources Officer	United States

Directors and Executive Officers of CenterPoint Energy Midstream, Inc.

Name	Principal Occupation	Citizenship
Scott M. Prochazka	President, Chief Executive Officer and Director	United States
William D. Rogers	Executive Vice President and Chief Financial Officer	United States
Dana C. O’Brien	Senior Vice President, General Counsel and Assistant Secretary	United States